Exhibit 10.26

Targa Resources Partners

Long-Term Incentive Plan

Restricted Unit Grant Agreement

Grantee:

Grant Date: , 200

Number of Restricted Units:

1.	Grant of Restricted Units. Targa Resources GP LLC (the “Company”) hereby grants to you the above number of Restricted Units under the Targa Resources Partners Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.	Vesting. Except as otherwise provided in Paragraph 3 below, the Restricted Units granted hereunder shall vest on the anniversary of the Grant Date as follows:

Anniversary of Grant Date	Cumulative Vested Percentage
prior to 1st anniversary	0%

On the 1st anniversary	33 1/3%

on the 2nd anniversary	66 2/3%

on the 3rd anniversary	100%

Distributions on a Restricted Unit shall be vested when made and will be paid to you currently.

3.	Events Occurring Prior to Full Vesting.

(a)	Death or Disability. If your membership on the Board terminates as a result of your death or a disability that substantially prevents you from performing your duties (as determined by the Board), the Restricted Units then held by you (and any distributions thereon being held) automatically will become fully vested upon such termination.

(b)	Other Terminations. If your membership on the Board terminates for any reason other than as provided in Paragraph 3(a) above, all unvested Restricted Units then held by you automatically shall be forfeited without payment upon such termination.

(c)	Change of Control. All outstanding Restricted Units held by you automatically shall become fully vested upon a Change of Control.

For purposes of this Paragraph 3, “membership on the Board” shall include being an Employee or a Director of, or a Consultant to, the Company or an Affiliate.

4.	Unit Certificates. A certificate evidencing the Restricted Units may be issued in your name, pursuant to which you shall have all voting rights of a holder of a Unit, if any. The certificate shall bear the following legend:

The Units evidenced by this certificate have been issued pursuant to an agreement made as of                     , 200    , a copy of which is attached hereto and incorporated herein, between the Company and the registered holder of the Units, and are subject to forfeiture to the Company under certain circumstances described in such agreement. The sale, assignment, pledge or other transfer of the Units evidenced by this certificate is prohibited under the terms and conditions of such agreement, and such Units may not be sold, assigned, pledged or otherwise transferred except as provided in such agreement.

The Company may cause the certificate to be delivered upon issuance to the Secretary of the Company as a depository for safekeeping until the forfeiture occurs or the restrictions lapse pursuant to the terms of this Agreement. Upon request of the Company, you shall deliver to the Company a unit power, endorsed in blank, relating to the Restricted Units then subject to the restrictions. Upon the lapse of the restrictions without forfeiture, the Company shall cause a certificate or certificates to be issued without legend in your name in exchange for the certificate evidencing the Restricted Units.

5.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.

Restrictions. By accepting this grant, you agree that any Units that you may acquire upon vesting of this award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the certificates representing the Units acquired under this award may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Units acquired under this award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the Partnership constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award.

7.	Withholding of Taxes. To the extent that the grant or vesting of a Restricted Unit or distribution thereon results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. No issuance of an unrestricted Common Unit shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate with respect to such event.

8.	Insider Trading Policy. The terms of the Company’s Insider Trading Policy with respect to Units are incorporated herein by reference.

9.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

10.	Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

11.	Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

12.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

TARGA RESOURCES GP LLC

By:
Name:	Rene R. Joyce
Title:	Chief Executive Officer

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